UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 1, 2016

TARGA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-34991	20-3701075
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

1000 Louisiana, Suite 4300

Houston, Texas 77002

(Address of principal executive office) (Zip Code)

(713) 584-1000

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2016, the board of directors (the “Board”) of Targa Resources Corp. (the “Company”) increased the size of the board from eight board members to ten board members. Also effective March 1, 2016, the Company appointed Michael A. Heim to the Board as a Class I director, with a term expiring in 2017, and Robert B. Evans to the Board as a Class II director, with a term expiring in 2018. Messrs. Evans and Heim serve on the board of directors of the general partner of Targa Resources Partners LP, in which the Company owns all of the outstanding common units representing limited partner interests.

There are no understandings or arrangements between either of Messrs. Evans or Heim and any other person pursuant to which such persons were selected to serve as directors of the Company. There are no relationships between either of Messrs. Evans or Heim and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Evans was appointed as chairman of the Risk Management Committee and as a member of the Compensation Committee of the Board, effective March 1, 2016.

As a non-employee director, Mr. Evans will receive compensation in accordance with the Company’s policies for compensating non-employee directors.

The Company entered into an indemnification agreement with Mr. Evans effective March 1, 2016. This indemnification agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein in its entirety. The indemnification agreement requires the Company to indemnify Mr. Evans to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Index

Exhibit Number	Description

10.1	Indemnification Agreement by and between Targa Resources Corp. and Robert B. Evans, dated March 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGA RESOURCES CORP.

Date: March 4, 2016	By:	/s/ Matthew J. Meloy
	Name:	Matthew J. Meloy
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1	Indemnification Agreement by and between Targa Resources Corp. and Robert B. Evans, dated March 1, 2016.

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